Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO UPGRADES
PGM MANAGEMENT TEAM

CRANFORD, NJ, October 20, 2008 – Metalico, Inc. (AMEX:MEA) has realigned and upgraded its Platinum Group Metals management team with the hiring of three veterans in key positions.

Andrew V. Masterman has been named PGM Group president with overall responsibility for Metalico’s precious metal recycling operations. Patricia M. Kennedy manages PGM administration, logistics and operations systems. Stephen B. Halliday takes over as general manager of the company’s operating facilities in Texas and Mississippi. Kurt Ellis continues as general manager of Metalico’s PGM operations in New Jersey.

Masterman, who holds degrees in business and engineering, has nearly fifteen years of executive experience managing industrial concerns. Kennedy has worked as an operations and precious metals service manager with added responsibilities for information technology and customer service. Halliday comes to Metalico with more than twenty years of experience in the global catalyst and chemical industries in the United States and Canada. Ellis, who also has an engineering background, boasts more than twenty years of management experience in the scrap metal recycling industry.

Metalico processes Platinum Group Metals – platinum, rhodium, and palladium – primarily through its catalytic converter recycling subsidiaries under the names American CatCon, Totalcat, Federal Autocat and Hypercat. The company has previously reported setbacks in its PGM operations and has moved aggressively to improve their performance.

“We’ve made a major commitment to the PGM recycling business with our investments in our catalytic converter operations,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “With the current upheaval in both the financial and commodities markets, the need for quality management is greater than ever.

“We’re thrilled to be able to supplement Kurt and the rest of our team with Andrew, Patti and Stephen,” he added. “We’re excited about the opportunities in the industry and we feel we are now well positioned to capitalize on them.”

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, Mississippi, and West Virginia and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Contact:	Metalico, Inc.
Carlos E. Agüero, President and Chief Executive Officer Michael J. Drury, Executive Vice President info@metalico.com

186 North Avenue East Cranford, NJ 07016
(908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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